Exhibit 99.1

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL No.: 500-11-036133-094	Commercial Division Sitting as a court designated pursuant to the Companies' Creditors Arrangement Act, R.S.C., c. C-36, as amended

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC. , a legal person incorporated under the laws of the State of Delaware, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

ABITIBI-CONSOLIDATED INC. , a legal person incorporated under the laws of Canada, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

BOWATER CANADIAN HOLDINGS INC. , a legal person incorporated under the laws of the Province of Nova Scotia, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And
the other Petitioners listed on Appendices "A", "B" and "C";
Petitioners
And
ERNST & YOUNG INC. , a legal person under the laws of Canada, having a place of business at 800 René-Lévesque Blvd. West, Suite 1900, in the City and District of Montréal, Province of Quebec, H3B 1X9;
Monitor

THIRTEENTH REPORT OF THE MONITOR

AUGUST 7, 2009

INTRODUCTION

1.               On April 17, 2009, Abitibi-Consolidated Inc. ("ACI") and its subsidiaries listed in Appendix "A" hereto (collectively with ACI, the "ACI Petitioners") and Bowater Canadian Holdings Incorporated ("BCHI") and its subsidiaries listed in Appendix "B" hereto (collectively with BCHI, the "Bowater Petitioners") (the ACI Petitioners and the Bowater Petitioners are collectively referred to herein as the "Petitioners") filed for and obtained protection from their creditors under the Companies' Creditors Arrangement Act (the "CCAA" and the "CCAA Proceedings") pursuant to an Order of this Honourable Court (the "Initial Order").

2.              Pursuant to the Initial Order, Ernst & Young Inc. (" EYI ") was appointed as monitor of the Petitioners (the "Monitor") under the CCAA and a stay of proceedings in favour of the Petitioners was granted until May 14, 2009 (the "Stay Period").  On May 14, 2009, the Stay Period was extended until September 4, 2009 pursuant to an Order of this Honourable Court (the "First Stay Extension Order").

3.              On April 16, 2009, AbitibiBowater Inc. ("ABH"), Bowater Inc. ("BI"), and certain of their direct and indirect U.S. and Canadian subsidiaries, including BCHI and Bowater Canadian Forest Products Inc. ("BCFPI") (collectively referred to herein as "U.S. Debtors"), filed voluntary petitions (collectively, the "Chapter 11 Proceedings") for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the "U.S. Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court").  On April 17, 2009, the U.S. Bankruptcy Court granted certain interim and final orders (the "First Day Orders") and set dates for the final hearing of the motions for which the U.S. Bankruptcy Court granted the interim orders.

4.              The Petitioners are all subsidiaries of ABH (ABH, collectively with its subsidiaries, the "ABH Group").

5.              On April 17, 2009, ABH and the petitioners listed on Appendix "C" hereto (collectively with ABH, the " 18.6 Petitioners ") obtained Orders under Section 18.6 of the CCAA in respect of voluntary proceedings initiated under Chapter 11 and EYI was appointed as the information officer in respect of the 18.6 Petitioners (the " Information Officer ").

6.              On April 16, 2009, ACI and ACCC filed petitions for recognition under Chapter 15 of the U.S. Bankruptcy Code. On April 21, 2009, the U.S. Bankruptcy Court granted the recognition orders under Chapter 15 of the U.S. Bankruptcy Code. .

7.              On April 22, 2009, the Court amended the Initial Order to extend the stay of proceedings to the partnerships listed in Appendix "D" hereto.

BACKGROUND

8.              ABH is one of the world's largest publicly traded paper and forest product companies.  It produces a wide range of newsprint and commercial printing papers, market pulp and wood products . As at December 31, 2008, the ABH Group employed approximately 15,800 people, approximately 11,300 of which work in ACI's and BI's Canadian operations.  The ABH Group owns interests in or operates 35 pulp and paper mills, 24 sawmills (others have been permanently closed), 5 wood products facilities and 32 recycling facilities located in Canada, the United States, the United Kingdom and South Korea.

9.              Incorporated in Delaware and headquartered in Montreal, Quebec, ABH functions as a holding company and its business is conducted principally through four direct subsidiaries: BI, Bowater Newsprint South LLC ("Newsprint South") (BI, Newsprint South and their respective subsidiaries are collectively referred to as the "BI Group"), ACI (ACI and its subsidiaries are collectively referred to as the " ACI Group ") and AbitibiBowater US Holding LLC ("ABUSH") (ABUSH and its respective subsidiaries are collectively referred to as the "DCorp Group").

10.           ACI is a direct and indirect wholly-owned subsidiary of ABH.  ABH wholly owns BI which in turn, wholly owns BCHI which, in turn, indirectly owns BCFPI which carries on the main Canadian operations of BI.

11.            ACCC, a wholly-owned subsidiary of ACI, and BCFPI hold the majority of ABH's Canadian assets and operations.

PURPOSE

12.             As set forth in the First Stay Extension Order, the Monitor has undertaken to provide this Honourable Court with regular reports on the Petitioners' cash flows for each four week period following the date of the First Stay Extension Order.  This is the thirteenth report of the Monitor (the "Thirteenth Report") in the CCAA Proceedings, the purpose of which is to provide to this Honourable Court a report on the Petitioners' four week cash flow results from the period from June 29, 2009 to July 26, 2009 (the "Reporting Period"), and, in addition, to provide details with respect to the following:

(i)             an update with respect to the overview of the current market conditions in the forest products industry provided in the Monitor's Ninth Report dated July 10, 2009 (the "Ninth Report");

(ii)            the receipts and disbursements of the ACI Group and BCFPI for the Reporting Period with a discussion of the variances from the respective forecasts (the "ACI Forecast" and the "BCFPI Forecast") set forth in the Ninth Report; and

(iii)           the current liquidity and revised cash flow forecasts of the ACI Group and BCFPI for the 13 week period ending October 25, 2009.

TERMS OF REFERENCE

13.            In preparing this Thirteenth Report, the Monitor has been provided with and, in making comments herein, has relied upon unaudited financial information, the ABH Group's books and records, financial information and projections prepared by the ABH Group and discussions with management of the ABH Group (the " Management ").  The Monitor has not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information and, accordingly, the Monitor expresses no opinion or other form of assurance in respect of such information contained in this Thirteenth Report.  Some of the information referred to in this Thirteenth Report consists of forecasts and projections.  An examination or review of the financial forecast and projections, as outlined in the Canadian Institute of Chartered Accountants Handbook, has not been performed.  Future-oriented financial information referred to in this Thirteenth Report was prepared by the ABH Group based on Management's estimates and assumptions.  Readers are cautioned that, since these projections are based upon assumptions about future events and conditions, the actual results will vary from the projections, even if the assumptions materialize, and the variations could be significant.

14.           Capitalized terms not defined in this Thirteenth Report are as defined in the previous reports of the Monitor and the Initial Order.  All references to dollars are in U.S. currency unless otherwise noted.

15.           Copies of all of the Monitor's Reports, in both English and French, including a copy of this Thirteenth Report, and all motion records and Orders in the CCAA Proceedings will be available on the Monitor's website at www.ey.com/ca/abitibibowater.  The Monitor has also established a bilingual toll free telephone number that is referenced on the Monitor's website so that parties may contact the Monitor if they have questions with respect to the CCAA Proceedings.

16.           Copies of all of the U.S. Bankruptcy Court's orders are posted on the website for Epiq Bankruptcy Solutions LCC ("Epiq") at http://chapter11.epiqsystems.com/abitibibowater.  The Monitor has included a link to Epiq's website from the Monitor's website.

CURRENT MARKET CONDITIONS IN THE FOREST PRODUCTS INDUSTRY

17.            As indicated in the Seventh Report and the Ninth Report, the forest products industry continues to face significant challenges with respect to pricing and demand.  A significant contributing factor to these issues is the continuing overcapacity in the newsprint market and ongoing weakness in the U.S. housing market.

18.            The Ninth Report detailed certain mill production curtailments and indefinite mill idlings.  PPI Pulp & Paper Week (the "Pulp & Paper Week Report"), published by RISI, a leading forest products organization, reported on July 24, 2009 that newsprint mill curtailments have begun to outpace decreases in demand, thereby reducing the current high level of producer inventory in the newsprint marketplace.  The impact of such curtailments on newsprint pricing is not yet clear, but is a necessary requirement in order to begin to create some stability in supply and demand and, eventually, selling price equilibrium.

19.            The Pulp & Paper Week Report also noted that newsprint prices in the United States have fallen to $455 per tonne for the month of July.  This compares to an amount of approximately $765 per tonne at the end of 2008.

20.            According to the Pulp & Paper Week Report, the mill operating rates for June 2009 (the latest month for which results are available) was 64%.  This compares to a rate of 94% for June 2008.  Total demand has also fallen by approximately 25% on a year over year basis.  Until mill operating rates rise above 90%, it is not likely that newsprint prices will move upward.

21.            Fraser Papers Inc., a competitor of the Petitioners, recently sought protection under the CCAA and Chapter 15 of the U.S. Bankruptcy Code.

22.            The Monitor notes that Tembec Inc. ("Tembec") has indicated that significant production curtailments will be required in the coming months.  Tembec has also noted that their market related downtime has increased 59% for the latest quarter when compared to the prior quarter.

23.            In addition to Tembec, Kruger Inc. ("Kruger") has also announced that it will be taking market related downtime at their mills in Quebec during the month of August.  Management of Kruger has indicated that the purpose of this downtime is to rebalance order books in light of the recent drop in newsprint demand.

24.            Although pulp does not form a significant proportion business for either the ACI Group or BCFPI, it should be noted that pulp prices have begun to rise over the last several months.  Canfor Pulp, Domtar Corp. and Tembec have all raised pulp prices recently.

RECEIPTS AND DISBURSEMENTS FROM JUNE 29, 2009 TO JULY 26, 2009 FOR THE ACI GROUP AND BCFPI

The ACI Group

25.            The table below summarizes the ACI Group's (including DCorp) actual receipts and disbursements for the Reporting Period, which is detailed in Appendix "E" of this Thirteenth Report, with a comparison to the ACI Forecast amounts provided in the Monitor's Ninth Report.

ACI Group Receipts and Disbursements - June 29 to July 26, 2009

	US$000
	Actual	Forecast	Variance

Receipts	259,505	217,504	42,001

Disbursements	(248,814)	(176,643)	(72,171)

Financing
Securitization Inflows / (Outflows)	(2,825)	(19,316)	16,491
Securitization Closing Fees	(4,987)	(4,558)	(429)
Adequate Protection by DCorp to ACCC Team Lenders	(430)	(681)	251
DIP Drawings / (Repayments)	14,800	20,000	(5,200)
DIP Interest & Fees	(149)	(149)	-
Restructuring & Other Items	(1,894)	(4,000)	2,106
Foreign Exchange Translation	1,831	-	1,831
Net Financing	6,345	(8,704)	15,049

Net Cash Flow	$17,036	$32,157	$(15,121)

Opening Cash	47,829	47,829	-

Ending Cash	$64,865	$79,986	$(15,121)

DIP Availability (net of minimum undrawn balance)	42,700	37,500	5,200

Available Liquidity	$107,565	$117,486	$(9,921)

26.            As demonstrated in the table above, the ACI Group's total receipts for the Reporting Period were $42.0 million (19%) higher than projected in the ACI Forecast and disbursements were $72.2 million (41%) higher than projected in the ACI Forecast.  Overall, the ending cash balance was $15.1 million (19%) lower, and available liquidity was $9.9 million (8%) lower, than the ACI Forecast.

Receipts

27.            A breakdown of the receipts for the Reporting Period are outlined in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance
A/R Collections	28(i)	$156,696	$178,381	$(21,685)
Intercompany A/R Settlement	28(i)	32,719	-	32,719
Total A/R Collections		189,415	178,381	11,034
Collections on Behalf of Joint Ventures	28(ii)	6,356	12,725	(6,369)
A/R Collections - Affiliates	28(iii)	35,644	-	35,644
Intercompany A/P Settlement	28(iv)	14,622	-	14,622
Other Inflows	28(v)	13,468	26,398	(12,930)
Total Receipts		$259,505	$217,504	$42,001

28.            The variance analysis has been compiled based on discussions with Management and the following represents the more significant reasons for the variances:

(i)             Total A/R Collections , inclusive of receipts related to Intercompany A/R Settlements were approximately $189.4 million during the Reporting Period compared to a forecast amount of $178.4 million.

Intercompany A/R Settlements represent payments to the ACI Group from an affiliated ABH Group entity for ACI Group accounts receivable that were collected by the affiliated entity, such as BI or BCFPI.

(ii)             Collections on Behalf of Joint Ventures totalled approximately $6.4 million during the Reporting Period.  This represents amounts collected by the ACI Group for accounts receivable that belong to a joint venture partner .  Such amounts will be paid to the joint venture partner on a monthly basis or in accordance with the joint venture agreement.  The amount of $6.4 million is compared to a forecast amount of $12.8 million and results in a negative variance of $6.4 million.

This variance is partly due to the fact that certain portions of amounts collected on behalf of joint ventures are also included in the "A/R Collections" line and have not yet been specifically allocated to "Collections on Behalf of Joint Ventures".

(iii)             A/R Collections - Affiliates were $35.6 million during the Reporting Period.  As part of its normal Cash Management System, the ACI Group regularly collects accounts receivable on behalf of other ABH Group entities.  As it is not possible to forecast which customers will incorrectly pay the ACI Group on behalf of the other entities, collections on behalf of affiliates is not forecast by the Petitioners.  The funds are paid on a regular basis by the ACI Group to the appropriate ABH Group entity, which payments are reflected in the Intercompany A/R Settlements line of the disbursements section of the cash flow statement.  As discussed later in this Thirteenth Report, an amount of approximately $33.7 million was paid out to affiliates during the Reporting Period.

(iv)             Receipts related to Intercompany A/P Settlements totalled $14.6 million during the Reporting Period.  Such receipts represent other ABH Group entities reimbursing the ACI Group for payments made on their behalf in the normal course pursuant to the operation of the Cash Management System.  In order to determine the quantum of funds to be transferred between entities, the Petitioners reconcile amounts paid on behalf of other entities on a regular basis.  Such amounts would have originally been included as a disbursement in the Trade Payables line.

(v)             Other Inflows , which includes tax refunds and other miscellaneous receipts, totalled $13.5 million during the Reporting Period.  The ACI Forecast included receipts of $26.4 million.  The difference is primarily due to the timing of receipt of certain tax refunds.

Disbursements

29.           A breakdown of the disbursements for the Reporting Period is outlined below:

		US$000
Disbursements	Para.	Actual	Forecast	Variance
Trade Payables	30(i)	$(136,577)	$(108,575)	$(28,002)
Capital Expenditures	30(ii)	-	(6,006)	6,006
Marine Freight Payments		(2,847)	(4,200)	1,353
Utility Payments		(24,293)	(24,623)	330
Payroll & Benefits	30(iii)	(36,147)	(16,547)	(19,600)
Intercompany A/R Settlements	30(iv)	(33,725)	-	(33,725)
Intercompany A/P Settlements		(54)	-	(54)
Joint Venture Remittances, Net		(14,650)	(16,692)	2,042
Payment on behalf of Affiliates		(521)	-	(521)
Total Disbursements		$(248,814)	$(176,643)	$(72,171)

30.           The variance analysis with respect to the disbursements for the more significant variances has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Trade Payables disbursements were approximately $136.6 million during the Reporting Period, which was $28.0 million greater than the ACI Forecast.  Management has advised that the variance is primarily due to the following:

(a)            Capital Expenditures have been included in the actual amount for Trade Payables disbursements until such time as the ACI Group identifies and allocates the disbursements which are capital in nature.

(b)            The ACI Group regularly disburses amounts on behalf of other affiliated entities which are included in Trade Payable (as noted above, the ACI Group was reimbursed by affiliates for $14.6 million of such amounts during the Reporting Period).  The quantum of amounts disbursed on behalf of other entities is not known until such time as the Petitioners reconcile their intercompany accounts, which is done on a regular basis.  The Monitor will provide a separate report in the future with respect to post-filing intercompany transactions since the date of the CCAA filing.

(ii)            As indicated above, Capital Expenditures are not tracked on a weekly basis.  The disbursements related to capital disbursements have been included in the Trade Payables disbursement line.  Management has advised the Monitor that capital expenditures for the month of June, 2009 totalled approximately $1.0 million.

(iii)          Total payments for Payroll & Benefits were $36.1 million during the Reporting Period compared to an amount of approximately $16.5 million in the ACI Forecast.  The negative variance is largely due to the fact that approximately $19.6 million representing payroll withholdings and benefits were forecast as part of the Trade Payables line item.  Such items have been included in the Payroll & Benefits line in the cash flow forecast attached as Appendix "G".

(iv)           The ACI Group does not forecast the disbursement of Intercompany A/R Settlements as it is not possible to predict which customers will pay the incorrect ABH Group entity for accounts receivable.  The corresponding receipt of these amounts collected from affiliate customers is included in the A/R Collections - Affiliates line included in the Receipts section of the cash flow statement.

Financing

31.           Details regarding the ACI Group's financing activities are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance
Securitization Inflows / (Outflows)	32(i)	$(2,825)	$(19,316)	$16,491
Securitization Closing Fees		(4,987)	(4,558)	(429)
Adequate Protection by DCorp to ACCC Term Lenders	32(ii)	(430)	(681)	251
DIP Drawings / (Repayments)	32(iii)	14,800	20,000	(5,200)
DIP Interest & Fees		(149)	(149)	-
Restructuring & Other Items	32(iv)	(1,894)	(4,000)	2,106
Foreign Exchange Translation	32(v)	1,831	-	1,831
		$6,345	$(8,704)	$15,049

32.           The variance analysis with respect to the ACI Group's financing activities has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Securitization Inflows/(Outflows) totalled an outflow of approximately $2.8 million compared to a projected outflow of $19.3 million during the Reporting Period.  The reason for this is higher than forecast availability under the Securitization Program due to higher than forecast sales and the resulting impact on the securitization program borrowing base.

(ii)             Payments for Adequate Protection by DCorp to ACCC Term Lenders was lower than forecast due to a difference in timing.  Certain amounts were prepaid leading to lower than forecast payments in the first week of the Reporting Period.

(iii)             DIP Drawings/(Repayments) were $5.2 million lower than forecast.  As a result of this variance, the undrawn portion of the ACI Group DIP Facility is $42.7 million after taking into account the amount that must remain undrawn pursuant to the ACI Group DIP Facility.

(iv)             Payments for Restructuring & Other Items totalled $1.9 million during the Reporting Period.  This compares to an amount of $4.0 million in the ACI Forecast.  This difference is due to the timing of receipt of professional service firms' invoices.

(v)             Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate between Canadian and U.S. dollars at the time of conversion as compared to the forecast rate of CDN$1.00=US$0.90.  During the Reporting Period the value of the Canadian dollar fluctuated between US$0.858 and US$0.9223.

BCFPI

33.           The following table summarizes the receipts and disbursements of BCFPI from June 29, 2009 to July 26, 2009, which is detailed in Appendix "F" of this Thirteenth Report:

	US$000
	Actual	Forecast	Variance

Receipts	$71,189	$73,570	$(2,381)
Disbursements	(68,686)	(66,783)	(1,903)
Financing	(1,222)	(2,772)	1,550

Net Cash Flows	1,281	4,015	(2,734)

Opening Cash	1,358	1,358	-

Ending Cash	$2,639	$5,373	$(2,734)

34.           As detailed in the table above, BCFPI's total receipts for the Reporting Period were $2.4 million (3%) lower than the BCFPI Forecast and disbursements and financing expenses were $0.4 million (1%) higher than the BCFPI Forecast.  Overall, the ending cash balance was $2.7 million (51%) lower than the BCFPI Forecast.

Receipts

35.            A breakdown of the BCFPI receipts are summarized in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance
A/R Collections	36(i)	$13,015	$73,570	$(60,555)
Intercompany A/R Settlements	36(i)	52,221	-	52,221
Total A/R Collections		65,236	73,570	(8,334)
A/R Collections - Affiliates		3,429	-	3,429
Other Inflows	36(ii)	2,524	-	2,524
Total Receipts		$71,189	$73,570	$(2,381)

36.           The variance analysis with respect to the receipts has been compiled based on discussions with Management and the following represents a summary of the reasons for the significant variances:

(i)              Total A/R Collections were approximately $65.2 million resulting in a negative variance of approximately $8.3 million.  This variance is primarily due to lower than forecast sales and an increase in the aging of accounts receivable.

Pursuant to BCFPI's normal practice and the Cash Management System, sales which are made to customers domiciled in the United States are sold through an affiliate, Bowater America Inc. ("BAI").  BAI, which is a subsidiary of BI, collects the accounts receivable from the third party customers and then remits these funds via an Intercompany A/R Settlement to BCFPI.  BCFPI continues to reconcile their intercompany trade receivables on a regular basis.

(ii)             Amounts received related to Other Inflows were approximately $2.5 million during the Reporting Period.  Such receipts primarily represent various tax refunds and deposits made at the mill level.  BCFPI does not forecast such amounts.

Disbursements

37.           Details regarding disbursements are summarized in the following table:

		US$000
Disbursements	Para.	Actual	Forecast	Variance
Trade Payables	38(i)	$(37,155)	$(42,791)	$5,636
Intercompany SG&A Allocation	38(ii)	-	(6,830)	6,830
Intercompany A/R Settlements	38(iii)	(6,340)	-	(6,340)
Intercompany A/P Settlements	38(iv)	(3,566)	-	(3,566)
Payments on Behalf of Affiliates	38(v)	(4,138)	-	(4,138)
Freight	38(vi)	(2,908)	(4,760)	1,852
Payroll and Benefits	38(vii)	(14,580)	(10,590)	(3,990)
Capital Expenditures	38(viii)	-	(1,812)	1,812
Total Disbursements		$(68,687)	$(66,783)	$(1,904)

38.           The variance analysis with respect to BCFPI's disbursements has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Disbursements related to Trade Payables were $5.6 million less than projected during the Reporting Period.  The reason for this variance is greater than forecast downtime at the Dolbeau mill.

(ii)            During the Reporting Period, BCFPI did not pay any amounts in respect of the Intercompany SG&A Allocation as the Q1 allocation and subsequent allocations have not been settled on a cash basis.  This resulted in a positive cash flow variance, which should reverse when intercompany SG&A allocations are settled on a cash basis, although the amount forecast will likely be greater than what the actual allocation will be.

(iii)           Payments for Intercompany A/R Settlements totalled approximately $6.3 million during the Reporting Period.  Intercompany A/R Settlements represent payments made by BCFPI to reimburse related entities for accounts receivable incorrectly paid to BCFPI by ABH- affiliated customers.

(iv)          Intercompany A/P Settlements represent BCFPI reimbursing related entities for payments made on its behalf.  During the Reporting Period such payments totalled approximately $3.6 million and are primarily reimbursements to the ACI Group for freight costs.

(v)           Payments on Behalf of Affiliates were $4.1 million during the Reporting Period.  These payments primarily represent disbursements made by BCFPI on behalf of the Bowater Mersey Paper Company Ltd. ("Bowater Mersey"), which is a joint venture partially owned by BI.  Due to the integrated nature of the operations of the Petitioners and the Cash Management System, such payments occur on a regular basis.  BCFPI does not forecast such payments, nor do they forecast the repayment of these items.  BCFPI was reimbursed in the amount of approximately $10 million after the Reporting Period in respect of these amounts.  Further reconciliations in respect of this item are currently ongoing and it is anticipated that BCFPI will be reimbursed for additional post-filing amounts paid on behalf of Bowater Mersey.

(vi)          Disbursements for Freight totalled $2.9 million during the Reporting Period.  This compares to an amount of approximately $4.8 million in the BCFPI Forecast.  The positive variance is in part due to lower than anticipated sales and the fact the certain amounts are still payable to the ACI Group for freight that it has paid on BCFPI's behalf.

(vii)          During the Reporting Period, payments in respect of Payroll and Benefits were $14.6 million.  The BCFPI Forecast projected disbursements in the amount of $10.6 million and, as a result, a negative variance of $3.9 million has arisen.  This variance is due to higher than forecast pension and benefit payments.

(viii)        Capital Expenditures are not tracked on a weekly basis.  As such, disbursements for this line item have been included in Trade Payables.    BCFPI is currently analyzing purchases to identify and allocate capital expenditures for July, 2009.  Capital expenditures for June, 2009 were $1.3 million.

Financing

39.           Details regarding BCFPI's financing disbursements are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance
Interest		$(1,678)	$(1,600)	$(78)
Restructuring Costs	40(i)	(248)	(1,172)	924
Foreign Exchange Translation	40(ii)	703	-	703
Cash Flow from Financing/Restructuring		$(1,223)	$(2,772)	$1,549

40.            The variance analysis with respect to BCFPI's disbursements has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)                Restructuring Costs were $0.2 million during the Reporting Period as compared with the forecast amount of $1.2 million.  This variance is primarily due to timing and this variance is expected to reverse as various professional service firms submit their invoices for payment.

(ii)            Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate at the time of conversion between Canadian and U.S. dollars as compared to the forecast rate of CDN$1=US$0.90.

CURRENT LIQUIDITY POSITION AND THE 13 WEEK CASH FLOW FORECASTS

41.            Attached as Appendices "G" and "H", respectively, are the updated 13 week cash flow forecasts of the ACI Group (including DCorp) and BCFPI through October 25, 2009.

42.            The major changes from the cash flow forecasts contained in the Ninth Report are primarily lower newsprint prices which are offset by the projected receipt of certain tax refunds and the proceeds from asset sales.

43.            As at July 26, 2009, the ACI Group had cash on hand of $64.9 million.  In addition to this amount, the undrawn portion of the ACI DIP Facility was $55.2 million.  However, pursuant to the ACI DIP Facility, $12.5 million of this amount must remain undrawn, thereby resulting in net available liquidity under the ACI DIP Facility of $42.7 million.  Accordingly, the total liquidity of the ACI Group was $107.6 million ($64.9 million cash plus $42.7 million of the ACI DIP Facility) as at July 26, 2009.

44.            The ACI Group's projected liquidity for the 13 weeks ended October 25, 2009 is set forth in Appendix "G" and is summarized in the graph below.

45.           The ACI Group's liquidity at October 25, 2009 is projected to be $195.3 million.  The receipt of proceeds from the sale of the Quebec Timberlands for proceeds of approximately CDN$53 million (or US$47.7 million), as described in the Monitor's Twelfth Report, is the largest factor contributing to the increase in projected liquidity.  Also included in the cash flow forecasts are projected receipts related to tax credits for the building of roads in the province of Quebec and GST/QST sales tax refunds.  Without these non operating items, the ACI Group's projected liquidity at October 25, 2009 would otherwise have been $86.2 million.

46.           From the date of the CCAA filing to July 26, 2009, the net cash flow for the ACI Group was approximately negative $73.9 million, exclusive of DIP draws. Of this amount, $41.0 million represents non-operating items such as Securitization Program closing fees, payments of Adequate Protection to the ACCC Term Lenders and restructuring costs.

47.           BCFPI had cash on hand of $2.6 million as at July 26, 2009.  BCFPI's forecast liquidity for the 13 weeks ended October 25, 2009, which includes intercompany funding from BI in the amount of $2.0 million, is set forth in Appendix "H" and is summarized in the graph below.  The significant increase in projected liquidity is due to the projected receipt of an estimated $25.2 million from BCFPI's interest in the sale of certain timberlands formerly owned by a predecessor of BCFPI which are being sold by Smurfit-Stone Container Canada Inc. ("Smurfit") in its CCAA proceedings.  It is assumed that these funds would be available for general operating purposes. This transaction is subject to approval by this Honourable Court of a motion in these CCAA proceedings to be heard on August 26, 2009.

48.           BCFPI's projected liquidity as at October 25, 2009 is $21.5 million.  This increase is due to the projected receipt of the proceeds from the Smurfit timberland sale and funds expected to be received pursuant to tax credits related to the building of roads in Quebec.

49.          From the date of the CCAA filing to July 26, 2009, the net cash flow for BCFPI was approximately negative $49.9 million, exclusive of DIP draws.  This negative cash flow will be somewhat offset once intercompany accounts are settled with Bowater Mersey over and above the approximately $9.4 million settled in the week ended August 2, 2009, which occurred subsequent to the Reporting Period.

50.           Management has informed the Monitor that BCFPI's forecast cash requirements will be supported by BI through intercompany advances, if necessary.

51.           As reported in the Ninth Report, in light of the declining market conditions and the further strengthening of Canadian currency and the resultant impact on the ACI Group's and BCFPI's projected liquidity, the ABH Group is reviewing its alternatives to reduce costs and to better balance its mill  production to current market demand.

52.           In order to rationalize production and reduce costs, the Petitioners have recently announced that they will be indefinitely idling two paper machines at BCFPI's Thunder Bay facility. In addition, it has been announced that head office headcount will be reduced by 25%.

KEY PERFORMANCE INDICATORS

53.           As first reported in the Seventh Report, Appendix "I" contains key performance indicators for the Petitioners updated for June, 2009.

54.           The Monitor will report further to this Honourable Court with respect to the Petitioners' cash flow results and projections prior to the expiration of the Stay Period on September 4, 2009.

All of which is respectfully submitted.

ERNST & YOUNG INC.
in its capacity as the Court Appointed Monitor
of the Petitioners

Per:        /s/ Alex Morrison

Alex Morrison, CA, CIRP
Senior Vice President

Todd Ambachtsheer, CA, CIRP

Manager

APPENDIX "A"

ABITIBI PETITIONERS

1.	Abitibi-Consolidated Company of Canada
2.	Abitibi-Consolidated Inc.
3.	3224112 Nova Scotia Limited
4.	Marketing Donohue Inc.
5.	Abitibi-Consolidated Canadian Office Products Holding Inc.
6.	3834328 Canada Inc.
7.	6169678 Canada Inc.
8.	4042140 Canada Inc.
9.	Donohue Recycling Inc.
10.	1508756 Ontario Inc.
11.	3217925 Nova Scotia Company
12.	La Tuque Forest Products Inc.
13.	Abitibi-Consolidated Nova Scotia Incorporated
14.	Saguenay Forest Products Inc.
15.	Terra Nova Explorations Ltd.
16.	The Jonquière Pulp Company
17.	The International Bridge and Terminal Company
18.	Scramble Mining Ltd.
19.	9150-3383 Québec Inc.

APPENDIX "B"

BOWATER PETITIONERS

1.	Bowater Canada Finance Corporation
2.	Bowater Canadian Limited
3.	Bowater Canadian Holdings. Inc.
4.	3231378 Nova Scotia Company
5.	AbitibiBowater Canada Inc.
6.	Bowater Canada Treasury Corporation
7.	Bowater Canadian Forest Products Inc.
8.	Bowater Shelburne Corporation
9.	Bowater LaHave Corporation
10.	St-Maurice River Drive Company Limited
11.	Bowater Treated Wood Inc.
12.	Canexel Hardboard Inc.
13.	9068-9050 Québec Inc.
14.	Alliance Forest Products Inc. (2001)
15.	Bowater Belledune Sawmill Inc.
16.	Bowater Maritimes Inc.
17.	Bowater Mitis Inc.
18.	Bowater Guérette Inc.
19.	Bowater Couturier Inc.

APPENDIX "C"

18.6 PETITIONERS

1.	AbitibiBowater US Holding 1 Corp.
2.	AbitibiBowater Inc.
3.	Bowater Ventures Inc.
4.	Bowater Incorporated
5.	Bowater Nuway Inc.
6.	Bowater Nuway Mid-States Inc.
7.	Catawba Property Holdings LLC
8.	Bowater Finance Company Inc.
9.	Bowater South American Holdings Incorporated
10.	Bowater America Inc.
11.	Lake Superior Forest Products Inc.
12.	Bowater Newsprint South LLC
13.	Bowater Newsprint South Operations LLC
14.	Bowater Finance II, LLC
15.	Bowater Alabama LLC
16.	Coosa Pines Golf Club Holdings, LLC

APPENDIX "D"

PARTNERSHIPS

1.	Bowater Canada Finance Limited Partnership
2.	Bowater Pulp and Paper Canada Holdings Limited Partnership
3.	Abitibi-Consolidated Finance LP

APPENDIX "E"

ACI GROUP ACTUAL RECEIPTS AND DISBURSEMENTS

Abitibi-Consolidated Inc. and its Subsidiaries (the "ACI Group")
Actual to Forecast Comparison
4 Weeks Ended July 26, 2009
US$000

	Actual					Forecast					Variance
Week Ended	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	Total	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	Total	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	Total

Opening Cash	47,829	69,422	63,692	41,320	47,829	47,829	43,467	66,000	62,864	47,829	-	25,955	(2,308)	(21,544)	-

Receipts
A/R Collections	49,499	25,815	36,456	44,926	156,696	37,969	34,901	43,219	62,292	178,381	11,530	(9,086)	(6,763)	(17,366)	(21,685)
Intercompany A/R Settlement	11,200	6,595	3,624	11,300	32,719	-	-	-	-	-	11,200	6,595	3,624	11,300	32,719
Total A/R Collections	60,699	32,410	40,080	56,226	189,415	37,969	34,901	43,219	62,292	178,381	22,730	(2,491)	(3,139)	(6,066)	11,034
Collections on Behalf of Joint Ventures	-	45	-	6,311	6,356	3,308	3,139	3,139	3,139	12,725	(3,308)	(3,094)	(3,139)	3,172	(6,369)
A/R Collections - Affiliates	9,692	11,372	4,408	10,172	35,644	-	-	-	-	-	9,692	11,372	4,408	10,172	35,644
Intercompany A/P Settlement	2,314	5,362	3,650	3,296	14,622	-	-	-	-	-	2,314	5,362	3,650	3,296	14,622
Other Inflows	2,759	3,332	5,535	1,843	13,468	2,175	5,849	11,393	6,981	26,398	584	(2,517)	(5,858)	(5,138)	(12,930)
Total Receipts	75,463	52,521	53,673	77,848	259,505	43,452	43,889	57,751	72,412	217,504	32,011	8,632	(4,078)	5,436	42,001

Disbursements
Trade Payables	(39,251)	(30,020)	(35,366)	(31,940)	(136,577)	(31,427)	(25,716)	(25,716)	(25,716)	(108,575)	(7,824)	(4,304)	(9,650)	(6,224)	(28,002)
Capital Expenditures	-	-	-	-	-	(1,518)	(1,496)	(1,496)	(1,496)	(6,006)	1,518	1,496	1,496	1,496	6,006
Marine Freight Payments	(569)	(1,381)	(205)	(692)	(2,847)	(1,050)	(1,050)	(1,050)	(1,050)	(4,200)	481	(331)	845	358	1,353
Utility Payments	(6,477)	(3,870)	(8,477)	(5,469)	(24,293)	(5,013)	(3,870)	(7,870)	(7,870)	(24,623)	(1,464)	-	(607)	2,401	330
Payroll & Benefits	(7,235)	(8,020)	(13,908)	(6,984)	(36,147)	(4,691)	(7,864)	(2,171)	(1,821)	(16,547)	(2,544)	(156)	(11,737)	(5,163)	(19,600)
Intercompany A/R Settlements	(1,712)	(16,874)	(7,614)	(7,525)	(33,725)	-	-	-	-	-	(1,712)	(16,874)	(7,614)	(7,525)	(33,725)
Intercompany A/P Settlements	-	-	(54)	-	(54)	-	-	-	-	-	-	-	(54)	-	(54)
Joint Venture Remittances, Net		-	(13,152)	(1,498)	(14,650)	50	47	(15,936)	(853)	(16,692)	(50)	(47)	2,784	(645)	2,042
Payment on Behalf of Affliates	(71)	-	(450)	-	(521)	-	-	-	-		(71)	-	(450)	-	(521)
Total Disbursements	(55,315)	(60,165)	(79,226)	(54,108)	(248,814)	(43,649)	(39,949)	(54,239)	(38,806)	(176,643)	(11,666)	(20,216)	(24,987)	(15,302)	(72,171)

Financing
Securitization Inflows / (Outflows)	1,551	(8,473)	3,070	1,027	(2,825)	2,223	(407)	(5,648)	(15,484)	(19,316)	(672)	(8,066)	8,718	16,511	16,491
Securitization Closing Fees	-	(4,987)	-	-	(4,987)	(4,558)	-	-	-	(4,558)	4,558	(4,987)	-	-	(429)
Adequate Protection by DCorp to ACCC Term Lenders	(430)	-	-	-	(430)	(681)	-	-	-	(681)	251	-	-	-	251
DIP Drawings / (Repayments)	-	14,800	-	-	14,800	-	20,000	-	-	20,000	-	(5,200)	-	-	(5,200)
DIP Interest & Fees	(149)	-	-	-	(149)	(149)	-	-	-	(149)	-	-	-	-	-
Restructuring & Other Items	(671)	-	(277)	(946)	(1,894)	(1,000)	(1,000)	(1,000)	(1,000)	(4,000)	329	1,000	723	54	2,106
Foreign Exchange Translation	1,145	575	388	(276)	1,831	-	-	-	-	-	1,145	575	388	(276)	1,831
	1,445	1,914	3,181	(195)	6,345	(4,165)	18,593	(6,648)	(16,484)	(8,704)	5,610	(16,679)	9,829	16,289	15,049

Cash Flow From Operations	21,593	(5,730)	(22,372)	23,545	17,036	(4,362)	22,533	(3,136)	17,122	32,157	25,955	(28,263)	(19,236)	6,423	(15,121)

Opening Cash Balance	47,829	69,422	63,692	41,320	47,829	47,829	43,467	66,000	62,864	47,829	-	25,955	(2,308)	(21,544)	-
Cash Flow From Operations	21,593	(5,730)	(22,372)	23,545	17,036	(4,362)	22,533	(3,136)	17,122	32,157	25,955	(28,263)	(19,236)	6,423	(15,121)
Ending Cash Balance	69,422	63,692	41,320	64,865	64,865	43,467	66,000	62,864	79,986	79,986	25,955	(2,308)	(21,544)	(15,121)	(15,121)

Note: The above totals are subject to rounding adjustments

    APPENDIX "F"

BCFPI ACTUAL RECEIPTS AND DISBURSEMENTS

Bowater Canadian Forest Products Inc. ("BCFPI")
Actual to Forecast Comparison
4 Weeks Ended July 26, 2009
US$000

	Actual					Forecast					Variance
Week Ended	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	Total	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	Total	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	Total

Opening Cash	1,358	7,230	17,447	6,723	1,358	1,358	10,890	5,645	3,730	1,358	-	(3,660)	11,802	2,993	-

Receipts
A/R Collections	4,623	3,317	3,088	1,987	13,015	26,957	15,205	14,054	17,354	73,570	(22,334)	(11,888)	(10,966)	(15,367)	(60,555)
Intercompany A/R Settlements	13,273	24,026	5,854	9,068	52,221	-	-	-	-	-	13,273	24,026	5,854	9,068	52,221
Total A/R Collections	17,896	27,343	8,942	11,055	65,236	26,957	15,205	14,054	17,354	73,570	(9,061)	12,138	(5,112)	(6,299)	(8,334)
A/R Collections - Affiliates	370	2,314	418	327	3,429	-	-	-	-	-	370	2,314	418	327	3,429
Other Inflows	740	750	590	444	2,524	-	-	-	-	-	740	750	590	444	2,524
Total Receipts	19,006	30,407	9,950	11,826	71,189	26,957	15,205	14,054	17,354	73,570	(7,951)	15,202	(4,104)	(5,528)	(2,381)

Disbursements
Trade Payables	(4,685)	(10,419)	(13,082)	(8,969)	(37,155)	(10,631)	(10,720)	(10,720)	(10,720)	(42,791)	5,946	301	(2,362)	1,751	5,636
Intercompany SG&A Allocation	-	-	-		-	-	(5,902)	(464)	(464)	(6,830)	-	5,902	464	464	6,830
Intercompany A/R Settlements	(773)	(3,897)	(1,641)	(29)	(6,340)	-	-	-	-	-	(773)	(3,897)	(1,641)	(29)	(6,340)
Intercompany A/P Settlements	(1,774)	-	(610)	(1,182)	(3,566)	-	-	-	-	-	(1,774)	-	(610)	(1,182)	(3,566)
Payments on Behalf of Affiliates	(1,651)	(477)	(1,079)	(931)	(4,138)	-	-	-	-	-	(1,651)	(477)	(1,079)	(931)	(4,138)
Freight	(872)	(635)	(706)	(695)	(2,908)	(1,130)	(1,210)	(1,210)	(1,210)	(4,760)	258	575	504	515	1,852
Payroll and Benefits	(3,298)	(4,163)	(3,625)	(3,494)	(14,580)	(4,014)	(1,873)	(2,830)	(1,873)	(10,590)	716	(2,290)	(795)	(1,621)	(3,990)
Capital Expenditures	-	-	-		-	(456)	(452)	(452)	(452)	(1,812)	456	452	452	452	1,812
Total Disbursements	(13,053)	(19,591)	(20,743)	(15,300)	(68,687)	(16,231)	(20,157)	(15,676)	(14,719)	(66,783)	3,178	566	(5,067)	(581)	(1,904)

Cash Flow From Operations	5,953	10,816	(10,793)	(3,474)	2,502	10,726	(4,952)	(1,622)	2,635	6,787	(4,773)	15,768	(9,171)	(6,109)	(4,285)

Financing
Interest	(392)	(912)	-	(374)	(1,678)	(901)	-	-	(699)	(1,600)	509	(912)	-	325	(78)
Restructuring Costs	(180)	-	(68)	-	(248)	(293)	(293)	(293)	(293)	(1,172)	113	293	225	293	924
Foreign Exchange Translation	491	314	137	(238)	703	-	-	-	-	-	491	314	137	(238)	703
Cash Flow from Financing/Restructuring	(81)	(599)	69	(612)	(1,223)	(1,194)	(293)	(293)	(992)	(2,772)	1,113	(306)	362	380	1,549

Net Cash Flows	5,872	10,217	(10,724)	(4,087)	1,278	9,532	(5,245)	(1,915)	1,643	4,015	(3,660)	15,462	(8,809)	(5,730)	(2,737)

Opening Cash Balance	1,358	7,230	17,447	6,723	1,358	1,358	10,890	5,645	3,730	1,358	-	(3,660)	11,802	2,993	-
Cash Flow From Operations	5,872	10,217	(10,724)	(4,087)	1,278	9,532	(5,245)	(1,915)	1,643	4,015	(3,660)	15,462	(8,809)	(5,730)	(2,737)
Ending Cash Balance	7,230	17,447	6,723	2,636	2,636	10,890	5,645	3,730	5,373	5,373	(3,660)	11,802	2,993	(2,737)	(2,737)

Note: The above totals are subject to rounding adjustments

APPENDIX "G"

ACI GROUP CASH FLOW FORECAST

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")
Weekly Cash Flow Forecast
13 Weeks Ended October 25, 2009
US$000s

Week ended	Notes	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	30-Aug-09	6-Sep-09	13-Sep-09	20-Sep-09	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	25-Oct-09	Total

Opening Cash	1	64,864	77,742	84,701	64,563	77,738	123,772	134,516	139,916	166,433	156,997	161,148	169,808	146,411	64,864

Receipts
Total A/R Collections	3	43,741	35,589	38,843	57,923	44,099	49,518	35,024	40,944	31,518	37,226	37,360	31,720	45,712	529,216
Collections on Behalf of Joint Ventures	4	3,202	3,358	3,358	3,358	3,358	4,133	4,262	4,262	4,262	4,212	4,175	4,175	4,175	50,290
Other Inflows	5	5,784	2,175	2,175	2,175	2,175	8,135	9,604	40,311	5,497	5,061	2,175	2,175	2,175	89,616
Total Receipts		52,728	41,121	44,376	63,456	49,632	61,786	48,889	85,517	41,277	46,500	43,710	38,070	52,062	669,122

Disbursements
Trade Payables	6	(22,034)	(23,281)	(25,081)	(23,281)	(23,281)	(24,179)	(24,662)	(24,662)	(24,662)	(23,146)	(22,009)	(22,009)	(22,009)	(304,297)
Capital Expenditures	7	(1,496)	(1,496)	(1,496)	(1,496)	(1,496)	(1,539)	(1,546)	(1,546)	(1,546)	(1,517)	(1,496)	(1,496)	(1,496)	(19,662)
Marine Freight Payments	8	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(13,650)
Utility Payments	9	(2,857)	(3,870)	(7,870)	(7,870)	(7,870)	(4,441)	(3,870)	(7,870)	(7,870)	(5,584)	(3,870)	(7,870)	(7,870)	(79,583)
Payroll & Benefits	10	(14,073)	(5,015)	(10,982)	(5,015)	(10,632)	(8,424)	(11,706)	(5,783)	(11,706)	(8,346)	(5,194)	(11,570)	(5,194)	(113,641)
Joint Venture Remittances, Net	11	48	50	(13,852)	50	(850)	62	64	(14,807)	(836)	2,313	63	(18,202)	(837)	(46,735)
Restructuring & Other Items	12	(1,000)	(3,100)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(15,100)
Total Disbursements		(42,462)	(37,762)	(61,331)	(39,662)	(46,179)	(40,571)	(43,771)	(56,719)	(48,671)	(38,331)	(34,556)	(63,197)	(39,456)	(592,667)

Financing
Securitization Inflows / (Outflows)	13	6,343	3,599	(3,182)	(10,618)	(5,119)	(6,725)	281	(2,281)	(2,042)	(386)	(493)	1,730	(6,465)	(25,360)
Adequate Protection and fees by DCorp to ACCC Term Lenders	14	(3,537)	-	-	-	-	(3,537)	-	-	-	(3,431)	-	-	-	(10,504)
DIP Interest & Fees	15	(193)	-	-	-	-	(208)	-	-	-	(202)	-	-	-	(603)
Asset Sales	16	-	-	-	-	47,700	-	-	-	-	-	-	-	-	47,700

Total Change in Cash		12,878	6,958	(20,138)	13,176	46,033	10,745	5,400	26,517	(9,436)	4,150	8,660	(23,397)	6,141	87,688

Ending Cash Balance (with ACI DIP Facility Draws)		77,742	84,701	64,563	77,738	123,772	134,516	139,916	166,433	156,997	161,148	169,808	146,411	152,552	152,552

Available Liquidity (Cash and Undrawn DIP)	17	120,442	127,401	107,263	120,438	166,472	177,216	182,616	209,133	199,697	203,848	212,508	189,111	195,252	195,252

Securitization Schedule	18
Allowable Receivable Pool Balance		122,169	125,768	123,394	112,776	107,657	100,931	101,983	99,701	97,659	97,273	96,780	99,233	92,769	92,769
Interest, Fees and Adjustments	19	-	-	(808)	-	-	-	(770)	-	-	-	-	(723)	-	(2,302)
Amount Drawn Under Facility		115,827	122,169	125,768	123,394	112,776	107,657	100,931	101,983	99,701	97,659	97,273	96,780	99,233	115,827
Availability / (Required Repayment)		6,343	3,599	(3,182)	(10,618)	(5,119)	(6,725)	281	(2,281)	(2,042)	(386)	(493)	1,730	(6,465)	(25,360)

The above forecast uses an exchange rate of CDN$1.00=US$0.90.

Note: The above totals are subject to rounding adjustments in the underlying balances.

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon.  In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such differences may be material.

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")

Notes to Weekly Cash Flow Forecast

13 Weeks Ended October 25, 2009

US$000s

1.	Opening Cash in the forecast includes cash on hand.
2.	The cash flow forecast includes mills owned by the ACI Group and its subsidiaries and includes the operations of the DCorp Group.
3.

Total A/R Collections represent amounts estimated to be collected from the ACI Group's customers. The timing of collections is based on the ACI Group's collection terms with its customers and the latest sales forecast.

4.

Collections on Behalf of Joint Ventures represent amounts estimated to be collected by the ACI Group on behalf of its joint venture partners. The ACI Group has agreements with its joint venture partners whereby the ACI Group collects the joint venture partners' accounts receivable (for a fee) and remits these funds to the joint venture in accordance with their agreement.

5.

Other Inflows represent miscellaneous receipts including, but not limited to, such items as tax refunds or insurance proceeds, as estimated by the ACI Group. Included in Other Inflows for the week ended September 20 2009, is $36 million representing the receipt of refunds related to tax credits from the Quebec provincial government.

6.

Trade Payables represent amounts estimated to be paid to suppliers for the purchase of the ACI Group's raw materials, repairs and maintenance and other goods and services related to production. This line also includes amounts necessary to fund the DCorp Group's recycling operations and a disbursement of $1.8 million in the week ended August 16 representing the settlement of intercompany SG&A.

7.	Capital Expenditures represent amounts estimated to be paid pursuant to the ACI Group's most recent capital expenditure budget.
8.	Marine Freight Payments represent amounts estimated to be paid to the ACI Group's outbound marine freight suppliers.
9.	Utility Payments represent amounts estimated to be payable to the ACI Group's hydroelectricity suppliers.
10.	Payroll and Benefits represent estimated amounts for salaries, wages and current service pension costs.
11.	Joint Venture Remittances, Net represent the estimated payment of accounts receivable funds collected by the ACI Group on behalf of the respective joint venture, net of any collection/management fees.
12.	Restructuring and Other Items represent amounts estimated by the ACI Group for restructuring costs and other miscellaneous payments.
13.	Securitization Inflows/(Outflows) represent the estimated net availability or repayment (including interest) of funds under the ACI Group's Amended Securitization Program.
14.	Adequate Protection and fees by DCorp to ACCC Term Lenders represents an estimate of payments pursuant to the adequate protection order issued by the U.S. Bankruptcy Court.
15.

The DIP Drawings/(Repayments) and the DIP Interest & Fees represent cash flows related to the ACI Group's $100 million DIP term loan. This term loan may be drawn in increments to enable the ACI Group to maintain a adequate amount of working capital.

16.

Asset Sales represent proceeds from the sale of Quebec timberlands. This transaction is subject to court approval, which will be sought on August 4, 2009. As such, the timing of this receipt is not yet certain, but the cash flow forecast represents the ACI Group's best estimate regarding the closing of this transaction, during the week of August 30, 2009.

17.

Available Liquidity is calculated as cash on hand plus the undrawn portion of the ACI DIP Facility. Drawings on the ACI DIP Facility are limited to $87.5 million per the terms of the ACI DIP Agreement.

18.

The Securitization Summary represents the ACI Group's estimated calculation of amounts owing or available under the Amended Securitization Program based on the eligible accounts receivable (net of any fees, interest or allowances).

19.	The Interest & Fees represent interest and fees related to the Amended Securitization Program.

  APPENDIX "H"

BCFPI CASH FLOW FORECAST

Bowater Canadian Forest Products Inc.
Chapter 11/CCAA Cash Flow
13 Week Period Ended October 25, 2009
US$000s

Week Ended		2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	30-Aug-09	6-Sep-09	13-Sep-09	20-Sep-09	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	25-Oct-09	Total

Receipts	Notes
Trade Receipts	1, 2	17,593	10,931	12,853	16,557	15,091	11,464	12,029	12,229	12,148	14,744	11,550	13,002	12,691	172,881
Settlement Proceeds	3	-	-	-	-	-	-	-	-	25,200	-	-	-	-	25,200
Intercompany A/P Settlements	4	10,000	-	-	-	-	-	-	-	-	-	-	-	-	10,000
Advances from Bowater Inc.	5	-	-	-	-	-	2,000	-	-	-	-	-	-	-	2,000
Other Receipts	6	-	-	-	-	-	-	-	11,700	-	-	-	-	-	11,700
Total Receipts		27,593	10,931	12,853	16,557	15,091	13,464	12,029	23,929	37,348	14,744	11,550	13,002	12,691	221,781

Disbursements
Trade Payables	7	(8,905)	(11,276)	(11,276)	(11,276)	(11,276)	(8,934)	(8,544)	(8,544)	(8,544)	(10,580)	(11,108)	(11,108)	(11,108)	(132,476)
Intercompany SG&A Allocation	8	-	-	(400)	-	-	-	-	-	-	-	-	-	-	(400)
Freight	9	(1,183)	(1,076)	(1,076)	(1,076)	(1,076)	(1,041)	(1,035)	(1,035)	(1,035)	(1,285)	(1,472)	(1,472)	(1,472)	(15,333)
Payroll and Benefits	10	(4,014)	(2,448)	(3,405)	(2,448)	(3,405)	(3,059)	(2,099)	(3,758)	(2,099)	(4,366)	(2,096)	(3,756)	(2,096)	(39,047)
Capital Expenditures	11	(452)	(452)	(452)	(452)	(452)	(465)	(467)	(467)	(467)	(458)	(452)	(452)	(452)	(5,935)
Interest	12	(859)	-	-	(675)	(880)	-	-	-	(422)	(1,026)	-	-	(338)	(4,199)
Restructuring Costs	13	(1,593)	(721)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(5,531)
Total Disbursements		(17,005)	(15,972)	(16,900)	(16,219)	(17,380)	(13,791)	(12,436)	(14,096)	(12,858)	(18,007)	(15,420)	(17,080)	(15,757)	(202,922)

Cash Flow from Operations		10,588	(5,041)	(4,048)	338	(2,290)	(327)	(407)	9,833	24,490	(3,264)	(3,870)	(4,078)	(3,067)	18,859

Opening Bank Balance		2,636	13,224	8,184	4,136	4,474	2,184	1,858	1,451	11,283	35,773	32,510	28,639	24,562	2,636
Cash Flow		10,588	(5,041)	(4,048)	338	(2,290)	(327)	(407)	9,833	24,490	(3,264)	(3,870)	(4,078)	(3,067)	18,859
Closing Bank Balance	2	13,224	8,184	4,136	4,474	2,184	1,858	1,451	11,283	35,773	32,510	28,639	24,562	21,495	21,495

Current Revolving Credit Facility
Current Credit Facility Balance, Opening		94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337
Current Credit Facility Drawings / (Repayments)		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Current Balance, Closing		94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337

Intercompany A/R Balance	14
Ending Balance		46,796	49,124	50,480	49,463	48,708	49,960	51,085	52,012	52,930	53,543	56,301	58,315	60,369	60,369

The above forecast uses an exchange rate of CDN$1.00=US$0.90

Amounts in the above table are subject to rounding adjustments from the underlying balances

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon.  In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such difference may be material.

Bowater Canadian Forest Products Inc. ("BCFPI")

Notes to CCAA Cash Flow

13 Week Period Ended October 25, 2009

US$000s

1.	Trade Receipts are based on BCFPI's estimate of collection terms and BCFPI's latest sales forecast.
2.	The cash flows included in the forecast include only those BCFPI mills in Canada. No funding or dividends from foreign subsidiaries are included in the forecast.
3.

Settlement Proceeds represent the proceeds due to BCFPI pursuant to a Letter Agreement between BCFPI and another forestry firm, the ("Buyer").   Pursuant to the Letter Agreement, BCFPI's predecessor retained an interest in the proceeds of any subsequent sale of the same piece of land by the Buyer.   The Buyer is in the process of reselling the land and, as a result, BCFPI will be due to receive the proceeds due to them under the terms of their agreement with the Buyer.   As this transaction will require CCAA Court and Monitor approval, the ultimate timing and quantum of the receipt is not yet certain.   However, an amount has been reflected in the cash flow forecast to represent anticipated proceeds in the week ended September 27, 2009.

4.	Intercompany A/P Settlements represents BCFPI being reimbursed by Bowater Inc. for disbursements made on behalf of Boater Mersey, a joint venture partially owned by Bowater Inc.
5.	Advances from Bowater Inc. represents amounts received pursuant to the BI/BCFPI DIP Facility.
6.	Other Receipts include amounts received for refunds in respect of road tax credits from the Quebec provincial government.
7.	Trade Payables represent payments for raw materials, repairs and maintenance, utilities and other production items.
8.

Intercompany SG&A Allocation represents expenses incurred by BCFPI's parent company on behalf of BCFPI which are charged to BCFPI starting the week ended August 12, 2009, pursuant to its normal process for the allocation of such costs.   These intercompany SG&A costs are assumed to be settled in cash on a weekly basis.

9.	Freight represents disbursements in respect of costs to deliver product to customers.
10.

Payroll and Benefits represent amounts paid to employees for salaries and wages (including the related withholdings), pension payments and other benefits due under employee benefit programs. The forecast assumes that only those pension payments in respect of current service costs will be paid.

11.

Capital Expenditures are costs scheduled to be made in accordance with agreements with BCFPI's various capital equipment suppliers and reflect requirements pursuant to BCFPI's most recent capital expenditure budget.

12.	Interest represents interest costs for the company's senior secured revolving facility, the existing secured term loan and the new DIP facility.
13.	Restructuring Costs represent costs related to the restructuring including transaction fees related to the new DIP facility.
14.

The intercompany accounts receivable balance represents pre-filing and post-filing sales to customers in the United States by BCFPI through Bowater America Inc. This amount is assumed not to be stayed and is collected by BCFPI from Bowater America Inc. in the normal course.   This balance represents trade A/R only and does not represent any amounts funded from BI to BCFPI pursuant to the BI/BCFPI DIP Facility.

APPENDIX "I"

KEY PERFORMANCE INDICATORS

ACI Group
KPI Analysis

Newsprint, Specialty Paper & Pulp

Sales tonnage (MT)	January	February	March	April	May	June	Total

Newsprint	95,561	109,805	115,877	96,250	99,548	107,024	624,065

Specialty Paper	99,378	84,047	91,929	82,694	84,284	91,139	533,470

Pulp	2,573	4,364	2,645	3,332	4,392	3,882	21,187

	197,512	198,215	210,450	182,276	188,223	202,044	1,178,721

Net sales (US$000)	January	February	March	April	May	June	Total

	154,055	153,360	161,003	127,136	127,879	139,103	862,535

Net selling price per tonne (US$)	January	February	March	April	May	June	Total

	780	774	765	697	679	688	732

Mill Uptime (%)	January	February	March	April	May	June	Total

	70.48	77.68	76.12	78.41	77.74	75.91	76.10

Lumber

Sales (Million mbf)	January	February	March	April	May	June	Total

	58	60	68	61	62	64	373

Net sales (US$000)	January	February	March	April	May	June	Total

	15,153	14,356	16,868	16,161	16,893	18,261	97,691

Sales per Million mbf (US$)	January	February	March	April	May	June	Total

	260	241	249	265	271	285	262

Mill Uptime (%) - Sawing	January	February	March	April	May	June	Total

	64	65	63	66	65	60	64

Mill Uptime (%) - Planing	January	February	March	April	May	June	Total

	69	69	72	76	72	73	72

Bowater Canadian Forest Products Inc.
KPI Analysis

Newsprint, Specialty Paper & Pulp

Sales tonnage (MT)	January	February	March	April	May	June	Total

Newsprint	40,281	16,277	37,216	35,685	37,851	32,488	199,798

Specialty Paper	19,605	17,960	18,644	20,608	20,242	12,758	109,817

Pulp	23,816	17,478	18,914	20,083	24,923	20,243	125,457

	83,703	51,715	74,774	76,376	83,016	65,489	435,071

Net sales (US$000)	January	February	March	April	May	June	Total

	57,535	34,757	49,972	47,329	48,904	37,331	275,828

Net selling price per tonne (US$)	January	February	March	April	May	June	Total

	687	672	668	620	589	570	634

Mill Uptime (%)	January	February	March	April	May	June	Total

	82.71	80.27	83.95	84.41	84.42	84.94	76.15

Lumber

Sales (Million mbf)	January	February	March	April	May	June	Total

	27	30	34	27	35	34	188

Net sales (US$000)	January	February	March	April	May	June	Total

	5,514	6,049	7,095	5,694	7,621	7,997	39,970

Sales per Million mbf (US$)	January	February	March	April	May	June	Total

	206	199	206	207	221	235	213

Mill Uptime (%) - Sawing	January	February	March	April	May	June	Total

	66	70	69	71	60	53	69

Mill Uptime (%) - Planing	January	February	March	April	May	June	Total

	71	75	74	79	76	79	76